PUBLIC STEERS, SERIES MCIC-P1
                            MCI COMMUNICATIONS CORP.

                                 PROPOSED TERMS
                             (AS OF MARCH 24, 1998)

Issuer: The Trust, which will be established by Merrill Lynch Depositor, Inc., solely for the purpose of issuing the Trust Certificates (the "Certificates")

Certificates
Offered: Public STEERS(R)Trust Certificates, Series 1998 MCIC-P1 (the "Certificates")

Underlying
Securities:       The sole assets of the Trust will be $50 million 7.125%
                  Debentures due June 15, 2027 (the "Underlying Securities") issued by MCI Communications Corp. (the "Issuer")

Cusip:            552673AU9

Amount of
Certificates:     $50 million

Trade Date:       March 25, 1998

Start Date:       April 7, 1998

Cut-Off
  Date:           December 15, 1997

Offering
Price:            T.B.D. (UST5Y + 0.85%)

Certificate
Coupon:           7.125%

Certificate
Payment
Dates:            Each June 15 and December 15, commencing June 15, 1998.
                  Modified following business day will apply without adjustment for period end dates.

Coupon Day
Count:            30/360

Final Scheduled


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                                        2

Distribution
Date: June 15, 2003. On the Final Scheduled Distribution Date, the Trust will put the Underlying Securities to the Issuer at par plus accrued and unpaid interest (the "Exercise Price"), which it will distribute to the holders of the Certificates, unless the call on the Underlying Securities has been exercised. If such call has been exercised, the call holder will pay the Exercise Price to the Trust which, in turn, will distribute the Exercise Price to the holders of the Certificates.

Denom-
inations:          $1,000 and integral multiples thereof.

Rating:           "A2" by Moody's and "A" by S&P

                          PROPRIETARY AND CONFIDENTIAL

This material is for discussion purposes and we are not soliciting any action based upon it. This term sheet does not constitute an offer to sell or the solicitation of an offer to buy securities of the type described above. Actual offering of securities of a particular issuer will be made, in accordance with applicable law, by prospectus or other appropriate offering documents. Any information or descriptions contained herein will be superseded by such information and descriptions contained in the final prospectus supplement related to the offering of the Certificates. Although the information and descriptions set forth above are reflective of the terms, as of the date specified, under which Merrill Lynch Depositor believes an issuance of Certificates might be structured, no assurance can be given that such an issuance could in fact be executed and no obligation is created hereby to issue such securities. We are acting solely in the capacity of underwriter and as an affiliate of the Depositor and not in the capacity of your financial advisor or fiduciary. You are advised to make an independent review and reach your own conclusion regarding the economic benefits and risks of this transaction, and the legal, tax and accounting aspects of this transaction as it relates to your particular circumstances.